EXHIBIT 10.18.4

Execution version

AMENDMENT 1 TO TERM LOAN AGREEMENT

THIS AMENDMENT 1 TO TERM LOAN AGREEMENT, dated as of June 29, 2016 (this “Amendment”) is made among AxoGen, Inc., a Minnesota corporation (“Borrower”), AxoGen Corporation, a Delaware corporation as a Subsidiary Guarantor (“Guarantor”), the lenders listed on the signature pages hereof under the heading “LENDERS” (each a “Lender” and, collectively, the “Lenders”), and Three Peaks Capital S.a.r.l., a Luxembourg company, as administrative agent and collateral agent for the Lenders (in such capacity, “Administrative Agent”), with respect to the Loan Agreement referred to below.

RECITALS

WHEREAS, Borrower, Guarantor, the Lenders and the Administrative Agent are parties to a Term Loan Agreement, dated as of November 12, 2014 (the “Loan Agreement”), with the Subsidiary Guarantors from time to time party thereto.

WHEREAS, the parties hereto desire to amend the Loan Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

SECTION 1.  Definitions; Interpretation.

(a)Terms Defined in Loan Agreement.  All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

(b)Interpretation.  The rules of interpretation set forth in Section 1.03 of the Loan Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

SECTION 2.  Amendment of Loan Agreement.  Subject to Section 3, the Loan Agreement is hereby amended as follows:

(a)The definition of “Borrowing Notice Date”  in Section 1.01 thereof is hereby amended and restated in its entirety as follows:

““Borrowing Notice Date” means, (i) in the case of the first Borrowing, the date hereof, and, (ii) in the case of a subsequent Borrowing, a date that is at least fourteen days prior to the Borrowing Date of such Borrowing.”

(b)The definition of “Commitment Period”  in Section 1.01 thereof is hereby amended and restated in its entirety as follows:

““Commitment Period” means the period from and including the first date on which all of the conditions precedent set forth in Section 6.01 have been satisfied (or waived by the Majority Lenders) and through and including September 30, 2016 (or such later date to which the Borrowing Date for the second Borrowing may be extended pursuant to Section 6.02(a)).”

(c)Section 6.02 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“6.02 Conditions to Subsequent Borrowings.  The obligation of each Lender to make a  Loan as part of a subsequent  Borrowing is subject to the following conditions precedent:

(a)Borrowing Date.  Such Borrowing shall occur on or prior to June 30, 2016, except that if the conditions under Section 6.02(c) and (d) are met, such Borrowing may instead be made between July 1, 2016 (inclusive) and September 30, 2016 (inclusive), provided that, if an audit is conducted pursuant to Section 6.02(d) but is not concluded by September 30, 2016, such Borrowing Date may occur up to five Business Days after conclusion of such audit (if Borrower and its Subsidiaries and Affiliates have cooperated as required by Section 6.02(d) and such audit confirms satisfaction of the condition set forth in Section 6.02(c))  .

(b)Amount of Borrowing.  Such Borrowing is at Borrower’s option, but if such Borrowing is made, such Borrowing must be in an amount equal to $7,000,000.

(c)Borrowing Milestone.  If a Borrowing is to occur between July 1, 2016 (inclusive) and September 30, 2016 (inclusive), the amount of Net Revenue, over the period between April 1, 2016 and June 30, 2016, must equal or exceed $9,000,000.

(d)Notice of Milestone Achievement and Audit.  Borrower shall have delivered to Administrative Agent a notice certifying satisfaction of the condition set forth in Section 6.02(c) no later than 45 days thereafter.  If Administrative Agent notifies Borrower, within five Business Days of receipt of such notice, that Lenders intend to conduct an audit of Net Revenue to confirm satisfaction of such condition, Majority Lenders may appoint a regionally or nationally recognized independent accounting firm of good standing, to conduct such audit (at Borrower’s sole expense).  Borrower will, and will cause its Subsidiaries and Affiliates to, use their best efforts to cooperate with such auditors in performing such audit, including without limitation by permitting such auditors to examine and make extracts from its books and records, and to discuss its finances with its officers and independent accountants.   The results of such an audit will be conclusive absent manifest error.”

SECTION 3.  Conditions of Effectiveness.  The effectiveness of Section 2 shall be subject to the following conditions precedent:

(a)The Obligors shall have paid or reimbursed the Administrative Agent and the Lenders for their reasonable out of pocket costs and expenses incurred prior to the date hereof in connection with the Loan Agreement and all Loan Documents, including their reasonable out of pocket legal fees and costs, pursuant to Section 15.03(a)(i)(z) of the Loan Agreement.

(b)Each Obligor shall have provided the Administrative Agent official certificates of good standing in its jurisdiction of organization, dated no earlier than 30 days prior to the date hereof.

(c)The representations and warranties in Section 4 shall be true and correct on the date hereof and on the first date on which the condition set forth in Section 3(a) shall have been satisfied.

SECTION 4.  Representations and Warranties; Reaffirmation.

(a)Each Obligor hereby represents and warrants to each Lender as follows:

(i)Such Obligor has full power, authority and legal right to make and perform this Amendment.  This Amendment is within such Obligor’s corporate powers and has been duly authorized by all necessary corporate and, if required, by all necessary shareholder action.  This Amendment has been duly executed and delivered by such Obligor and constitutes a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  This Amendment (x) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any third party, except for such as have been obtained or made and are in full force and effect, (y) will not violate any applicable law or regulation or the charter, bylaws or other organizational documents of such Obligor and its Subsidiaries or any order of any Governmental Authority, other than any such violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (z) will not violate or result in an event of default under any material indenture, agreement or other instrument binding upon such Obligor and its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person.

(ii)No Default has occurred or is continuing or will result after giving effect to this Amendment.

(iii)The representations and warranties made by or with respect to such Obligor in Section 7 of the Loan Agreement are true in all material respects (taking into account any changes made to schedules updated in accordance with Section 7.21 of the Loan Agreement or attached hereto), except that such representations and warranties that refer to a specific earlier date were true in all material respects on such earlier date.

(iv)There has been no Material Adverse Change since the date of the Loan Agreement.

(b)Each Obligor hereby ratifies, confirms, reaffirms, and acknowledges its obligations under the Loan Documents to which it is a party and agrees that the Loan Documents remain in full force and effect, undiminished by this Amendment, except as expressly provided herein.  By executing this Amendment, each Obligor acknowledges that it has read, consulted with its attorneys regarding, and understands, this Amendment.

SECTION 5.  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)Governing Law.  This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

(b)Submission to Jurisdiction.  Each Obligor agrees that any suit, action or proceeding with respect to this Amendment or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in New York, New York or in the courts of its own corporate domicile and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment.  This Section 5 is for the benefit of Administrative Agent and the Lenders only and, as a result, neither Administrative Agent nor any Lender shall be prevented from taking proceedings in any other courts with jurisdiction.  To the extent allowed by applicable Laws, Administrative Agent and the Lenders may take concurrent proceedings in any number of jurisdictions.

(c)Waiver of Jury Trial.  Each Obligor, Administrative Agent and each Lender hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any suit, action or proceeding arising out of or relating to this Amendment, the other Loan Documents or the transactions contemplated hereby or thereby.

SECTION 6.  Acknowledgement and Consent.  Guarantor has read this Amendment and consents to the terms hereof and hereby acknowledges and agrees that any Loan Document to which Guarantor is a party shall continue in full force and effect and that all of its obligations thereunder shall be valid, binding, and enforceable, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally and by equitable principles relating to enforceability, and shall not be impaired or limited by the execution or effectiveness of this Amendment.  Guarantor represents and warrants that all representations and warranties contained in the Loan Agreement as amended by this Amendment, and the Loan Documents to which Guarantor is a party or otherwise bound are true, correct and complete in all material respects on and as of the date hereof with the same effect as though each had been made on and as of such date, except to the extent that any of such representations and warranties specifically relates to an earlier date.  Guarantor acknowledges and agrees that (i) Guarantor is not required by the terms of the Loan Agreement or any other Loan Document to consent to the supplements and amendments to the Loan Agreement effected pursuant to this Amendment and (ii) nothing in the Loan Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of Guarantor to any future supplements or amendments to the Loan Agreement.

SECTION 7.  Miscellaneous.

(a)No Waiver.  Nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Loan Agreement or any of the other

Loan Documents or constitute a course of conduct or dealing among the parties.  Except as expressly stated herein, the Lenders reserve all rights, privileges and remedies under the Loan Documents.  Except as amended hereby, the Loan Agreement and other Loan Documents remain unmodified and in full force and effect.  All references in the Loan Documents to the Loan Agreement shall be deemed to be references to the Loan Agreement as amended hereby.

(b)Severability.  In case any provision of or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

(c)Headings.  Headings and captions used in this Amendment (including the Exhibits, Schedules and Annexes hereto, if any) are included for convenience of reference only and shall not be given any substantive effect.

(d)Integration.  This Amendment constitutes a Loan Document and, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

(e)Counterparts.  This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart.

(f)Controlling Provisions.  In the event of any inconsistencies between the provisions of this Amendment and the provisions of any other Loan Document, the provisions of this Amendment shall govern and prevail.  Except as expressly modified by this Amendment, the Loan Documents shall not be modified and shall remain in full force and effect.

SECTION 8.  Joint and Several Liability of Oberland.  Oberland Capital Healthcare Master Fund LP hereby reaffirms that it shall be jointly and severally liable with Lenders for Lenders’ Commitments (as reduced by any Borrowings) through the last day of the Commitment Period.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, as of the date first above written.

BORROWER:

AXOGEN, INC.

By	/s/ Peter J. Mariani
Name: Peter J. Mariani
Title: Chief Financial Officer

SUBSIDIARY GUARANTOR:

AXOGEN CORPORATION

By	/s/ Peter J. Mariani
Name: Peter J. Mariani
Title: Chief Financial Officer

[Signature Page to Amendment 1 to Term Loan Agreement]

ADMINISTRATIVE AGENT:

THREE PEAKS CAPITAL S.A.R.L.

By	/s/ Andrew Rubinstein
Andrew Rubinstein
Manager

LENDER:

THREE PEAKS CAPITAL S.A.R.L.

By	/s/ Andrew Rubinstein
Andrew Rubinstein
Manager

Solely for purposes of Section 8:

OBERLAND CAPITAL HEALTHCARE MASTER FUND LP

By	/s/ Andrew Rubinstein
Name: Andrew Rubinstein
Title: Manager

[Signature Page to Amendment 1 to Term Loan Agreement]